Exhibit 10.81
IRS REQUESTED AMENDMENT
TO THE
RETIREMENT PLAN FOR EMPLOYEES OF
GALEY & LORD, INC.

WHEREAS, Galey & Lord, Inc. (the “Company”) maintains The Retirement Plan for Employees of Galey & Lord, Inc., most recently amended and restated as of January 1, 2000 (the “Plan”); and

WHEREAS, the Company now wishes to amend the Plan;

NOW, THEREFORE, the Plan is amended as follows:

I.           Section 1.33 of the Plan is amended by adding the following sentence to the end of the section to read as follows, effective as of January 1, 1998:

“Notwithstanding the above, Section 415 Compensation includes amounts which would have been received by the Employee as remuneration but for the Employee’s election to defer such amounts under Code Section 401(k), 132(f) and/or 125.”

II.         Section 5.6 is amended by adding the following language to the end of the section to read as follows:

“Notwithstanding the above, if a Participant’s Pension is not paid as soon as practicable following termination of employment, the Participant’s Pension will be increased by interest from the date of the Participant’s termination of employment to the date of distribution. The amount of interest to be credited for the Plan Year is equal to the annual rate of interest on 30-year Treasury securities, as described in Code Section 417(e)(3)(A)(ii)(II), for the month immediately preceding the beginning of the Plan Year. If interest is credited for a period of less than a year, the amount shall be prorated. Interest will not be credited for any period in which the Participant is credited with Service for purposes of earning a Year of Credited Service.”

III.       Section 5.9 is amended by adding the following sentence to the end of the section:

“This section shall not apply to Plan Years beginning after December 31, 1999. “

IV.       The second sentence of Section 6.7 is amended in its entirety to read as follows:

“Effective for Plan Years beginning after December 31, 1998, an “eligible rollover distribution” is any cash payment of all or any portion of the Participant’s Account, except that an eligible rollover distribution does not include a payment that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant’s Beneficiary, or for a specified period of ten years or more, or any hardship distribution described in Code Section 401(k)(2)(B)(i)(IV), any payment to the extent such payment is required under Code Section 401(a)(9), and the portion of any payment that is not includable in gross income.”

V.          Effective for Plan Years beginning after December 31, 1997, Section 9.1 is amended by adding the following sentence to the end of the section to read as follows:

“Compensation used to determine highly compensated employees shall be Section 415 Compensation.”

VI.        Section 11.4 is deleted for all Plan Years beginning after December 31, 1999.

VII.      The Plan is amended, effective for Plan Years beginning after December 12, 1994, by inserting a new Section 13.9 immediately following Section 13.8, to read as follows:

“13.9    Special Rules Relating to Veterans’ Reemployment Rights under USERRA:
Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military retirement service will be provided in accordance with Code Section 414(u).”

VIII.    This IRS Requested Amendment is effective as of January 1, 2000 unless otherwise specified in this Amendment.

IX.        Unless otherwise amended herein, the provisions of the Plan are hereby ratified and confirmed.

THIS AMENDMENT IS EXECUTED this 9th day of October, 2002.

GALEY & LORD, INC.

By:	/s/ LEONARD F. FERRO

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